Exhibit 99.1(a)
Third Quarter 2025 Earnings Prepared Comments
Bill Cunningham, Celanese Corporation, Vice President, Investor Relations
This is the Celanese Corporation third quarter 2025 earnings prepared comments. The Celanese Corporation third quarter 2025 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.

Scott Richardson, Celanese Corporation, President and Chief Executive Officer
Celanese continues to execute against our action plans, demonstrated by our strong third quarter free cash flow performance and our announcement of the Micromax® divestiture agreement. We will continue to focus on our key priorities of increasing cash flow to accelerate deleveraging, intensifying cost improvements, and driving top line growth.
Today, we reported third quarter 2025 adjusted earnings per share of $1.34 (inclusive of approximately $0.38 per share total Celanese transaction amortization1), and operating EBITDA of $517 million. I am also pleased to report third quarter 2025 free cash flow of $375 million, which represents a significant improvement when compared to the same period of 2024. These results reflect the continued momentum we are building through the execution of our key priorities, and I thank our teams for their tenacity and dedication to driving the business forward.
1 Calculated as intangible amortization from transactions divided by diluted weighted average shares outstanding.

Our third quarter results were supported by favorable mix and incremental price improvements in Engineered Materials (EM). Additionally, the results benefited from realization of cost improvements across both EM and the Acetyl Chain (AC), emphasizing the importance of maintaining focus on our core imperatives. We have completed the actions intended to deliver our $40 million cost reduction target across the second half of 2025, and continue to expect to meet our goal of $120 million in total cost reductions to be realized in 2025. We are building a stronger and more resilient Celanese, better positioned to deliver free cash flow and drive value creation through market cycles.
In a macroeconomic environment that has yet to show measurable signs of improvement, third quarter net sales declined sequentially by 4 percent. Both businesses experienced volume headwinds. Earnings in the quarter were impacted by approximately $10 million of order timing into the second quarter for EM. The quarter was further impacted by an unplanned outage at the Clear Lake, Texas methanol unit, resulting in a headwind of approximately $5 million. Even so, sequential operating EBITDA margins expanded slightly in the third quarter, primarily due to self-help measures. Underlying operating EBITDA was in-line with the second quarter, after considering the impacts of EM order timing and the methanol disruption.
Driving free cash flow and deleveraging the balance sheet remains our top priority. Our free cash flow performance in the third quarter represents meaningful progress toward achieving our target of $700 to $800 million of free cash flow for the year. It is a testament to the efforts made by our teams across all business lines and functions that we are positioned to achieve our target against the current demand backdrop.
We made significant progress advancing our priorities in the third quarter, including the following key milestones:
•Signed a definitive agreement to divest the Micromax® portfolio of products to Element Solutions Inc. We anticipate a transaction price of approximately $500 million, subject to adjustments, based on a projected run-rate proforma EBITDA of approximately $40 million. The net proceeds of the transaction will be dedicated to deleveraging. We expect the divestiture to close in the first quarter of 2026, and we are pleased to have completed a successful process. This agreement represents an important milestone in our journey and demonstrates our commitment to aggressively and prudently take steps to deleverage our balance sheet.
•Announced our intention to cease operations at the acetate tow facility in Lanaken, Belgium to streamline our production costs across the global network. The intended closure follows a comprehensive evaluation of longer-term end-market trends as well as the cost structure of our existing operations. Taking this action is consistent with one of our core principles of exiting our highest cost facilities while driving productivity in our lowest cost facilities, and we are confident in our ability to continue to meet customers' needs.
•Repaid approximately $200 million towards the five-year term loan due in 2027 in the fourth quarter of 2025. This payment is in addition to the $150 million payment made in the third quarter against the same term loan, and demonstrates our commitment to prudently manage our maturities.
Significant actions like these sustain our forward momentum, particularly in a challenging demand environment. We are confident in our ability to consistently identify and implement additional cash generation and cost saving actions. We refer to this as "stacking wins," no matter the size. We believe our actions, when combined with the fundamental strength of our core business models, will continue to help Celanese navigate through an uncertain macroeconomic environment.
Now, let me turn to the performance specifics of our businesses.
Engineered Materials delivered third quarter adjusted EBIT of $200 million and operating EBITDA of $315 million at margins of 14 and 23 percent, respectively. Operating EBITDA margins were up slightly compared to the second quarter, despite a sequential net sales decrease of 4 percent, due to the execution of the initiatives we've successfully implemented to reduce costs, improve mix, and drive value-based pricing.
As part of the multi-year EM complexity reduction program, we targeted approximately $15 million of incremental cost savings in the second half of 2025 through the reduction of discretionary spending, lowering sales, general, and administrative (SG&A) costs, and streamlining the logistics and distribution network. Realization of these programs began in the third quarter and included acceleration of most benefits that we expected to realize in the fourth quarter.
In addition to realizing cost improvements, the EM team continued to lift the quality and value of the pipeline by capitalizing on EM's leading material science capabilities. Our focus remains on value over volume and improving pipeline quality. The team also continues to focus on value-based pricing, and in the third quarter EM delivered the highest average selling price across the portfolio in the past eight quarters.
Volumes in the third quarter were lower than anticipated, as customers in key EM end-markets remain cautious amid lingering geopolitical risks. Auto builds declined 2 percent sequentially, and automotive volumes fell similarly. Other key end-markets, including consumer, medical, and industrial, remained at lower-than-normal demand levels.
A key driver of sustained mix enrichment is the commercialization of High Impact Programs (HIPs), which emphasize specialty product offerings in high growth markets. Our organizational focus on HIPs is yielding opportunities in higher growth areas like EVs, drug delivery, medical devices, performance apparel, and connectivity. Programs focused on applications like connectors and thermal management for data centers, a high growth area, are examples of HIP's that leverage EM's established capabilities in other industries. HIPS focus on customer-specific solutions that fully utilize EM's unique material science application development expertise, including technical centers in all regions, industry-leading capabilities in design and prototyping, computer aided engineering (CAE) simulation, and material processing.
EM continues to play an important role in generating cash to accelerate deleveraging through sustainably lower inventory levels. In the third quarter, the team continued execution against our goal to lower EM inventory by $100 million by the end of 2025. We believe we can drive further improvements in 2026 through levers such as optimizing safety stock, consolidating warehouses, SKU rationalization, and increasing the percentage of make-to-order SKUs. The business is on a multi-year journey towards sustainably lower levels of inventory while maintaining supply reliability, and we continue to target inventory as percent of sales to be approximately 25 percent.
Looking to the fourth quarter, we anticipate sequential volume headwinds due to western hemisphere seasonality. Our anticipated volume growth in Asia will only partially offset this dynamic. Considering these factors, we expect EM adjusted EBIT for the fourth quarter to be $165 to $175 million and operating EBITDA to be $275 to $285 million.
We are relentlessly focused on cost reductions to drive earnings improvement. EM is working on an additional $30 to $50 million of savings from new initiatives for realization starting in 2026. Focus areas include full run rate benefit of SG&A reductions, distribution network improvements, and further manufacturing optimization. Our teams are working every day to continue finding new self-help measures to drive earnings improvements and generate cash.
The Acetyl Chain (AC) delivered third quarter adjusted EBIT of $187 million and operating EBITDA of $250 million, at margins of 18 and 24 percent, respectively. Net sales fell sequentially, driven by declines of 4 percent in price and 2 percent in volume, with a small currency offset. In addition to the unplanned methanol outage, the quarter was impacted by challenges in acetate tow and the vinyls chain. In acetate tow, end-market dynamics continued to soften, primarily in Europe and Asian countries outside of China. In the vinyls business, demand was weaker than anticipated in western hemisphere end-markets.
The AC team utilizes the agility of the daily operating model to continually identify and implement additional actions to create value. We expect our Frankfurt VAM facility to remain idle until the end of the year, and we opportunistically operated our Singapore site in response to forecasted customer demand. As a result of actions taken in the quarter to offset unanticipated headwinds, we successfully limited the adjusted sequential operating EBITDA decline to $9 million and expanded operating EBITDA margins slightly. Notably, operating EBITDA margins have consistently exceeded 20 percent every quarter for the past five years, despite the prolonged demand weakness globally and capacity additions in China.
We've previously described the importance of the western hemisphere to the AC business model. Since 2023, approximately 70 percent of AC's annual revenue each year has come from North America and Europe, with an even greater proportion of variable margin contribution coming from western hemisphere business. When considering potential demand recovery scenarios, a 1 percent improvement in volumes would translate to approximately $17 million of margin improvement annually, without any change in pricing. While eastern hemisphere margins have been impacted by regional oversupply, even a small demand recovery in western hemisphere end-markets like paints, coatings, and construction could have a meaningful impact on the earnings profile of AC. Due to the fundamental strengths of the business model, AC is well-positioned when demand recovers.
The hallmark of the AC model is agility and optionality, and continuously driving productivity across our manufacturing footprint. The intended closure of the Lanaken facility demonstrates our commitment to reduce costs while continuing to meet customers' needs by optimizing our integrated network. We expect the intended closure to be completed in the second half of 2026.
In looking ahead to the fourth quarter, we expect seasonally lower demand. Additionally, while the methanol unit is fully operational, we expect an approximate $5 million impact due to timing of costs associated with the outage. Given these factors, along with weaker eastern hemisphere demand, we anticipate fourth quarter adjusted EBIT of $165 to $180 million, and operating EBITDA of $225 to $240 million.
The AC team continues to leverage the daily operating model to identify pockets of value creation and take actions to drive earnings improvement wherever possible. Such actions include:
•Driving growth in differentiated downstream applications to improve margins by leveraging chain optionality.

•Maximizing production at our lowest-cost gulf coast assets to drive profitability and reduce our cost-to-serve.
•Accelerating commercialization of sustainable products, especially in the western hemisphere, to increase differentiation and grow share of downstream applications.
These actions emphasize the fundamental advantages of the Acetyl Chain's business model, and the team continues to focus on actions to drive incremental value at every opportunity.

Chuck Kyrish, Celanese Corporation, Senior Vice President and Chief Financial Officer
First, I would like to thank our teams for delivering another robust cash flow performance in the third quarter. As Scott mentioned, we generated $375 million in free cash flow, primarily driven by disciplined execution by our teams along with some favorable working capital timing effects. Our free cash flow in the first three quarters of 2025 underscores the effectiveness of our actions and the cash generating capabilities of our differentiated business models. We remain on track to achieve our full year free cash flow target of $700 to $800 million in 2025. With $1.4 billion in cash and $1.75 billion in undrawn revolving credit facility, we maintained a strong liquidity position at the end of the third quarter.
We anticipate our cash generation cadence in the second half of the year to be slightly different from the past several years. In the third quarter, working capital was a source of cash of $135 million, and we do not expect working capital to be a significant source of cash in the fourth quarter. Additionally, our cash interest payments will be roughly $80 million higher sequentially in the fourth quarter, due to the timing of our bond coupon payments. As a result, we expect the third quarter to be our highest cash generation quarter of the year.
Earlier in the year, we developed plans under various market demand scenarios, providing operational agility to respond to softer market dynamics. Specifically, in EM, we have made significant progress in structural and sustainable inventory reduction while maintaining supply reliability. Additionally, rigorous prioritization of capital projects has enabled sustainable reduction in our capital expenditures without compromising our ability to scale. Our focus on increasing cash flow through such actions, combined with our structurally unique business models and ongoing initiatives to improve our earnings, support the sustainability and resilience of our cash generation capabilities.
Looking ahead to 2026, we expect to generate free cash flow at the low end of our current $700 to 800 million range, assuming a similar demand environment to 2025. While we do not anticipate total working capital to be a source of cash at the same level as 2025, we plan to mitigate this year-over-year impact through earnings improvement, lower cash outlay for cost reduction initiatives versus 2025, and the continued execution of our multi-year inventory reduction program in EM.
Second, I would like to recognize our teams for the successful signing of a definitive agreement to divest the Micromax® business. This transaction enables value realization consistent with our expectations and, after the anticipated closing in the first quarter of 2026, would allow us to retire additional debt using the proceeds. We continue to actively pursue additional divestitures to achieve our overall target of approximately $1 billion through 2027 to advance our deleveraging objectives.
We are deploying cash towards debt reduction, utilizing the prepayment flexibility in our capital structure. Since the close of the third quarter, we have paid off an incremental $200 million towards our five-year term loan. This payment is in addition to the $150 million that was paid in the third quarter against the same term loan. Together, these payments have reduced the outstanding balance to approximately $130 million. Through these transactions, we have paid off a substantial portion of our term loans in a cost-effective manner, efficiently balancing several factors such as cost and borrowing rates. We intend to completely pay off the outstanding balance on our five-year term loan in the near future.
Strong execution of free cash flow generation and the progress on strategic divestitures have enabled us to make substantial progress in reducing our debt. Since 2023, we have deployed approximately $2.0 billion in cash towards debt reduction. Our sustainable cash generation performance, combined with anticipated proceeds from the Micromax® divestiture and other potential divestitures, is expected to provide readily deployable cash reserves and enable us to target additional debt reduction on an ongoing basis, which remains our top priority.
We intend to utilize our access to the debt markets and remain opportunistic and prudent in managing our maturity profile, considering the seasonality of our annual free cash flow generation, timing of our other cash generation initiatives, and the dynamics of the debt markets. We have a strong track record of proactively and prudently managing our debt maturities, and I am confident we will continue to execute and drive value for our shareholders.
Related to earnings, the effective U.S. GAAP income tax rate was 1 percent for the third quarter on a loss from continuing operations compared to an expense of 34 percent on income from continuing operations for the same quarter in 2024. The effective income tax rate for the current period is lower compared to the same period in 2024, primarily due to a non-cash goodwill impairment loss during the three months ended September 30, 2025,which is not deductible for tax purposes. The effective tax rate for adjusted earnings for the full year is estimated to be 8 percent based on expected jurisdictional earnings mix and consideration of other non-recurring U.S. GAAP items.
Now let me provide context to the impairment losses that we recognized for the third quarter, resulting from our annual goodwill and indefinite-lived intangible assets impairment tests. Although there was no decline in the cash flow projections, we recorded impairment losses in EM related to goodwill and indefinite-lived intangible assets of $1.1 billion and $346 million respectively, primarily driven by a decline in the stock price and Celanese market capitalization. These losses are non-cash, do not impact future depreciation and amortization, and drove a $13.56 per share impact2 to our GAAP earnings for the third quarter.
The clarity in our key priorities and the unwavering focus of our teams to advance our action plans gives me confidence that we will continue ‘stacking wins’ and successfully executing against our earnings, cash generation, and deleveraging objectives.

Scott Richardson, Celanese Corporation, President and Chief Executive Officer
Our teams remain relentlessly focused on our three strategic imperatives of increasing cash flow to accelerate deleveraging, intensifying cost improvements, and driving top line growth. These priorities contributed to our solid results in the third quarter and will continue to play a pivotal role as we navigate ongoing macroeconomic challenges. Given our expectation of seasonal declines in several of our key end-markets, we anticipate fourth quarter adjusted earnings of approximately $0.85 to $1.00 per share.
2 Calculated as total impairment losses divided by diluted weighted average shares outstanding

The Celanese team continues to focus on identifying and implementing additional actions to drive cash generation and earnings improvement. In addition to the identified $30 to $50 million in cost savings opportunities in 2026 in EM, we are developing new initiatives for further realization, including additional footprint optimization opportunities. We will continue to orient our commercial activities towards higher-value growth opportunities through our project pipeline model and our focus on HIPs. Finally, we remain committed to deleveraging our balance sheet and continue to target managing all debt maturities through 2027 with free cash flow and proceeds from divestitures, including Micromax®.
We have an exceptional team and the right plans in place, and we are taking decisive action to improve performance. We will leverage the unique competitive advantages of our two business models to improve earnings and generate cash to accelerate deleveraging. We are confident we are taking the right steps to improve our cost structure and position Celanese for long-term, sustainable value creation.

Forward-Looking Statements

These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, deleveraging efforts, planned cost reductions, dividend policy, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: the ability to successfully achieve planned cost reductions; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine, Polyamide 66 ("PA66"), polybutylene terephthalate, ethanol, natural gas and fuel oil, and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to realize the anticipated benefits of the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition"), including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; additional impairments of goodwill or intangible assets; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises, or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or conflicts in the Middle East) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities, in the countries in which we operate; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry, and the success of our deleveraging efforts, as well as any changes to our credit ratings; changes in currency exchange rates and interest rates; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Certain prior period amounts have been revised to correct for certain prior period immaterial errors. See Note 1 to our Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2025.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measure used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.